EXHIBIT 99.1






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                 Contact LAMAR:                                   Contact OBIE:
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                 Keith Istre                                       Gary Livesay
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                 Chief Financial Officer                Chief Financial Officer
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                 (225)926-1000                                    (541)686-8400
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                      LAMAR ADVERTISING COMPANY TO ACQUIRE
                             OBIE MEDIA CORPORATION

         BATON ROUGE, LA, AND EUGENE, OR - September 20, 2004. Lamar Advertising Company (Nasdaq: LAMR) and Obie Media Corporation (Nasdaq: OBIE) jointly announced today that they have signed a merger agreement under which Lamar will acquire Obie in a stock-for-stock transaction.

         Under the terms of the merger agreement, Lamar will acquire all of Obie's outstanding stock for approximately $43 million, or approximately $7.00 per share of Obie common stock. At the effective time of the merger, all shares of Obie common stock will convert into shares of Lamar Class A common stock. Lamar expects to issue an aggregate of approximately 1.0 million shares of Lamar Class A common stock in the merger, based on today's closing stock price. Under the terms of the merger agreement, Lamar may elect to pay a portion of the purchase price in cash. In connection with the merger, Lamar will also assume the indebtedness of Obie outstanding on the closing, which is expected to be approximately $23 million. The merger, which has been approved by the board of directors of both companies, is subject to the approval of the stockholders of Obie and the satisfaction of customary closing conditions. The merger is expected to close in early 2005.

         Kevin P. Reilly, Jr., Chairman, President and Chief Executive Officer of Lamar, stated, "Obie has assembled an outstanding collection of assets which are managed and operated by a

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highly skilled and professional group of individuals. We are very pleased with this addition to our existing core. We look forward to the opportunities this transaction holds for Lamar".

         Brian Obie, Chairman, President and Chief Executive Officer of Obie, stated, "We view this as a great opportunity for Obie, its employees and stockholders. Lamar is a leading outdoor advertising company with a 102 year history. The innovative sales, art and production services that Obie has pioneered in the transit advertising business will contribute to that long-standing tradition of service."

         ABOUT LAMAR

         Lamar Advertising Company is a leading outdoor advertising company and currently operates 152 outdoor advertising companies in 43 states numerous, logo advertising businesses in 20 states and the province of Ontario, Canada, and 34 transit advertising franchises in 12 states

         ABOUT OBIE

         Obie Media Corporation is a leading full-service out-of-home advertising company. Obie sells, designs, produces and installs out-of-home advertising displays which include transit posters, billboards, wallscapes, transit shelters and bus benches throughout the United States and Canada.
         Obie holds 38 exclusive agreements with transit districts in both the United States and Canada and operates transit advertising displays on over 7,000 transit vehicles. These transit districts are located include 8 of the 30 largest US markets - Dallas, TX, Portland, OR, St. Louis, MO, Sacramento, CA, Hartford, CT, Fort Lauderdale, FL, Indianapolis, IN and Kansas City, MO. Obie also operates the third largest Canadian market - Vancouver, British Columbia.
         Obie operates over 1,100 billboards primarily located in Washington, Oregon, California, Montana, Wyoming, Utah, South Dakota and Idaho. Many are directional billboards and are located along major thoroughfares.

         SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

         Statements in this press release regarding the proposed transaction between Lamar and Obie, the expected timetable for completing the transaction, future financial and operating



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results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Lamar or Obie managements' future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation
Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," estimates and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability to consummate the transaction, the ability of Lamar to successfully integrate Obie's operations and employees; the ability to realize anticipates synergies and cost savings;
and the other factors described in Lamar's Annual Report on Form 10 K for the year ended December 31, 2003 and Obie's Annual Report on Form 10 K for the year ended November 30, 2003 and their most recent quarterly report filed with the SEC. Lamar and Obie disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this press release.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

         Lamar plans to file with the SEC a Registration Statement on Form S 4 in connection with the transaction and Obie plans to file with the SEC and mail to its stockholders a Proxy Statement/Prospectus in connection with the transaction. The Registration Statement and the Proxy Statement/Prospectus will contain important information about Lamar, Obie, the transaction and related matters. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they are available.


         Investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by Lamar and Obie through the web site maintained by the SEC at www.sec.gov.

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         In addition, investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus from Lamar by contacting Keith Istre or from Obie by contacting Gary Liversay.

         Lamar and Obie, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Lamar's directors and executive officers is contained in Lamar's Form 10-K for the year ended December 31, 2003 and its proxy statement dated April 19, 2004, which are filed with the SEC. Information regarding Obie's directors and executive officers is contained in Obie's Form 10-K for the year ended November 30, 2003 and its proxy statement dated May 4, 2004, which are filed with the SEC.

         In addition to the Registration Statement and the Proxy Statement/Prospectus, Lamar and Obie file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by Lamar and Obie at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 800-SEC-0330 for further information about the public reference room. Investors and security holders will be able to obtain free copies of these documents through the web site maintained by the U.S. Securities and Exchange Commission at www.sec.gov.
















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